EXHIBIT 10.33

AMENDMENT TO THE

CONFIDENTIALITY, NON-COMPETITION AND

TERMINATION BENEFITS AGREEMENT

This Amendment to the Confidentiality, Non-Competition and Termination Benefits Agreement (the “Amendment”) is made effective as of January 1, 2009, by and between                (“Executive”) and The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”).

W I T N E S S E T H:

WHEREAS, the Executive and NMG entered into the Confidentiality, Non-Competition and Termination Benefits Agreement (the “Agreement”) effective as of 11/20/2002, and

WHEREAS, the Executive and NMG now desire to amend the Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder;

NOW, THEREFORE, pursuant to the authority reserved in Paragraph 7, the Agreement is amended as follows:

1.             Paragraph 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)  While Executive is employed at-will by NMG, if (i) NMG terminates Executive’s employment for any reason other than for “Cause,” her “Total Disability,” or her death, or Executive terminates her employment for “Good Reason” in accordance with Paragraph 1(e), and (ii) the Executive’s termination of employment also constitutes a separation from service under Treasury Regulation Section 1.409A-1(h), then, subject to Paragraphs 1(c) and 1(d) below, NMG shall provide Executive with benefits (“Termination Benefits”) consisting of:

(1)  an amount equivalent to 1.5 times her then-current annual base salary, less required withholding, which amount would be paid over an 18-month period (hereinafter, the “Salary Continuance Period”) in regular, bi-weekly installments beginning with the first payroll period immediately following such termination; and

(2)  if, at the time of her termination, Executive participates in a group medical insurance plan offered by NMG and Executive is eligible for and elects to receive continued coverage under such plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, NMG will reimburse Executive during the Salary Continuance Period or, if shorter, the period of such actual COBRA continuation coverage, for the total amount of the monthly COBRA medical insurance premiums actually paid by Executive for such continued medical insurance benefits.

2.             Paragraph 1(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)  NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place.  If NMG fails to obtain such agreement by the effective time of any such succession or assignment and if such failure constitutes Good Reason then the Termination Benefits to which Executive is entitled upon a termination for Good Reason pursuant to Paragraph 1(a) shall be the sole remedy of Executive for any failure by NMG to obtain such agreement.  As used in this Agreement, “NMG” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this Paragraph 1(b) or that otherwise becomes obligated under this Agreement by operation of law.

3.             Paragraph 1(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)  If Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against her by any regulatory agency, for actions or omissions related to her employment with NMG, or if NMG reasonably determines in its sole judgment that Executive has committed any act or omission that would have entitled NMG to terminate her employment for Cause, whether such act or omission was committed during her employment with NMG or during the Salary Continuance Period, then (1) NMG’s obligation to provide Termination Benefits shall immediately end, and (2) Executive shall repay to NMG any amounts paid to her as Termination Benefits within 30 days after a written request to do so by NMG.

4.             The Agreement is hereby amended by the addition of the following as Paragraph 1(e):

(e)  The Executive may terminate her employment for Good Reason.  To exercise her right to terminate for Good Reason, the Executive must provide written notice to NMG of her belief that Good Reason exists within 90 days of the initial existence of the circumstance(s) believed to constitute Good Reason, and such notice shall describe the circumstance(s) believed to constitute Good Reason.  If such circumstance(s) may reasonably be remedied, NMG shall have 30 days to effect that remedy.  If not remedied within that 30-day period, the Executive may terminate her employment for Good Reason by delivery of written notice to NMG; provided, however, that a termination for Good Reason must occur no later than 180 days after the initial existence of the circumstance(s) believed to constitute Good Reason; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

5.             The Agreement is hereby amended by the addition of the following as Paragraph 10:

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10.           In the event Executive is determined to be a specified employee (as defined by Treasury Regulation Section 1.409A-1(i)) by NMG upon Executive’s separation from service (as defined by Treasury Regulation Section 1.409A-1(h)), any payment hereunder subject to Code Section 409A which is payable upon such separation from service may not be made before the date that is six months after the date of the separation from service (or, if earlier than the end of the six-month period, the date of death of Executive).  Any such payments which are due during the six-month period shall be accumulated and paid on the first day of the seventh month following the date of Executive’s separation from service.

6.             Appendix A to the Agreement is hereby amended by the addition of the following as Paragraph 6:

6.             “Good Reason” shall mean any of the following actions if taken without Executive’s prior consent:  (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the officer of NMG to whom Executive is required to report; (iv) a material diminution in the budget over which Executive retains authority; (v) a material change in the geographic location at which Executive must perform services; and (vi) any other action or inaction that constitutes a material breach by NMG of this Agreement.

7.             Except as otherwise specifically set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on this the 10th day of December, 2008.

THE NEIMAN MARCUS GROUP, INC.

By:
Name:	Nelson A. Bangs
Title:	Senior Vice President

EXECUTIVE